INVESTMENT COMPANY ACT FILE NO. 811-23000

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

AMENDMENT NO. 6

PRINCETON PRIVATE INVESTMENT FUND

(Exact Name of Registrant as Specified in its Charter)

8000 Norman Center Drive

Suite 630

Minneapolis, MN 55437

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (952) 897-5390

John L. Sabre

Princeton Fund Advisors, LLC

8000 Norman Center Drive

Suite 630

Minneapolis, MN 55437

COPY TO:

Cassandra W. Borchers, Esq.

Thompson Hine LLP

312 Walnut Street, Suite 1400

Cincinnati, Ohio 45202

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act. Investment in the Registrant may be made only by individuals or entities that are “qualified purchasers” within the meaning of the 1940 Act or “accredited investors” within the meaning of Regulation D under the 1933 Act upon the terms and conditions specified in the Registration Statement. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

Supplement dated April 3, 2017 to the

A and I Share Classes Confidential Private Placement Memorandum (“PPM”)

dated August 16, 2016

_____________________________________

Effective April 3, 2017, Princeton Private Investment Fund (the “Fund”) will begin admitting investors that qualify as “Accredited Investors” or “Qualified Purchasers,” as each term is defined in the PPM.

Effective as of the same date, all disclosure in the PPM that indicates that the Fund will only admit investors who are Qualified Purchasers until the Fund has assets plus subscriptions from all classes of shares, such that the net assets of the Fund after acceptance of such subscriptions would be at least $25,000,000, is hereby deleted from the PPM.

The Fund’s investment strategy has not changed. However, the Fund itself must meet the Qualified Purchaser standard at the time of its investment in any private investment fund that is designed solely for Qualified Purchasers. Therefore, the Fund may be precluded from making certain investments until the Fund has assets sufficient to meet the Qualified Purchaser standard.

As of April 3, 2017, the Fund has approximately $24 million in net assets. Fund management currently anticipates that by May 1, 2017, the Fund will have assets plus subscriptions from all classes of shares, such that the net assets of the Fund after acceptance of such subscriptions would be at least $25,000,000.

_________________________

This Supplement and the PPM provide relevant information for all shareholders and should be retained for future reference. These documents have been filed with the Securities and Exchange Commission, and Parts A, B and C of the Fund’s registration statement on Form N-2, as filed on August 16, 2016, are incorporated herein by reference.

Supplement dated April 3, 2017 to the

AA, II, C and T Share Classes Confidential Private Placement Memorandum (“PPM”)

dated August 16, 2016

_____________________________________

Effective April 3, 2017, Princeton Private Investment Fund (the “Fund”) will begin admitting investors that qualify as “Accredited Investors” or “Qualified Purchasers,” as each term is defined in the PPM.

Effective as of the same date, all disclosure in the PPM that indicates that the Fund will only admit investors who are Qualified Purchasers until the Fund has assets plus subscriptions from all classes of shares, such that the net assets of the Fund after acceptance of such subscriptions would be at least $25,000,000, is hereby deleted from the PPM.

The Fund’s investment strategy has not changed. However, the Fund itself must meet the Qualified Purchaser standard at the time of its investment in any private investment fund that is designed solely for Qualified Purchasers. Therefore, the Fund may be precluded from making certain investments until the Fund has assets sufficient to meet the Qualified Purchaser standard.

As of April 3, 2017, the Fund has approximately $24 million in net assets. Fund management currently anticipates that by May 1, 2017, the Fund will have assets plus subscriptions from all classes of shares, such that the net assets of the Fund after acceptance of such subscriptions would be at least $25,000,000.

______________

This Supplement and the PPM provide relevant information for all shareholders and should be retained for future reference. These documents have been filed with the Securities and Exchange Commission, and Parts A, B and C of the Fund’s registration statement on Form N-2, as filed on August 16, 2016, are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Minneapolis State of Minnesota on the 3rd day of April, 2017.

PRINCETON PRIVATE INVESTMENT FUND

(Registrant)

By: /s/ John L. Sabre

John L. Sabre

President (Principal Executive Officer), Trustee and Chairman